Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-202421) filed with the Securities and Exchange Commission on March 2, 2015 and related Prospectus and Prospectus Supplement of American Financial Group, Inc. (the Company) for the registration of its Subordinated Debentures and to the incorporation by reference therein of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedules of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
November 6th, 2015